Exhibit 99.1
Item 6. SELECTED FINANCIAL DATA
The following Selected Financial Data of the Company reflects its continuing operations after the sale of its automotive operations, known as Cooper-Standard Automotive, in a transaction which closed on December 23, 2004 and the sale of the Oliver Rubber Company in a transaction which closed on October 5, 2007.

				Income (loss) from	Earnings (Loss) Per Share
				Continuing Operations	from Continuing Operations
			Income (loss) from	attributable to	attributable to
(Dollar amounts in thousands	Net	Operating	Continuing Operations	Cooper Tire &	Cooper Tire & Rubber Company
except for per share amounts)	Sales	Profit (Loss)	Before Income taxes	Rubber Company	Basic	Diluted
2004	$1,951,881	$58,769	$30,317	$24,399	$0.33	$0.33
2005	2,035,623	25,150	(15,953)	(16,016)	(0.25)	(0.25)
2006	2,575,218	(45,252)	(75,995)	(74,320)	(1.21)	(1.21)
2007	2,932,575	134,392	116,030	91,435	1.48	1.46
2008	2,881,811	(216,633)	(257,775)	(219,444)	(3.72)	(3.72)

			Net Property,
	Stockholders’	Total	Plant &	Capital		Long-term
	Equity	Assets	Equipment	Expenditures	Depreciation	Debt
2004	$1,170,533	$2,668,084	$700,800	$153,360	$104,199	$773,704
2005	943,730	2,152,186	751,767	160,273	103,047	491,618
2006	711,200	2,237,136	971,072	186,190	127,693	513,213
2007	882,948	2,298,490	992,215	140,972	131,007	464,608
2008	380,966	2,042,896	901,274	128,773	138,805	325,749

	Long-term		Average
	Debt To	Dividends	Common Shares	Number of
	Capitalization	Per Share	(000)	Employees
2004	39.8%	$0.42	74,201	8,739
2005	34.3%	0.42	63,653	8,762
2006	41.9%	0.42	61,338	13,361
2007	34.5%	0.42	61,938	13,355
2008	46.1%	0.42	59,048	13,311
As detailed in Note 2 — Acquisitions, effective February 4, 2006, the Company acquired a 51 percent ownership position in Cooper Chengshan (Shandong) Passenger Tire Company Ltd. and Cooper Chengshan (Shandong) Tire Company, Ltd. (“Cooper Chengshan”). The acquisition has been accounted for as a purchase transaction and the fair value of fixed assets, liabilities, and tangible and identifiable intangible assets have been included in the Company’s Consolidated Balance Sheets at December 31, 2007 and 2008 along with the goodwill associated with the transaction which was written off in 2008. The operating results of Cooper Chengshan have been included in the consolidated financial statements of the Company since the date of acquisition.

Note 12 — Pensions and Postretirement Benefits Other than Pensions describes the Company’s adoption of SFAS No. 158 at December 31, 2006 and discloses the impact of the adoption on the Company’s Stockholders’ Equity.
The Company’s continuing operations recorded an impairment charge during 2006 of $47,973 related to goodwill and an indefinite-lived intangible asset and recorded an impairment charge during 2008 of $31,340 related to goodwill as described in Note 6 — Goodwill and Intangibles.
In 2008, the Company’s continuing operations recorded $76,402 of restructuring charges associated with the planned closures of its Albany, Georgia manufacturing facility and Dayton, New Jersey distribution center as described in Note 18 — Restructuring.

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